Exhibit 99
[LOGO]

Press Release

FOR IMMEDIATE RELEASE:                          For further information contact:
July 31, 2002                                   Carroll C. Markley
Reston, Virginia                                (703) 464-0100


                   MILLENNIUM BANKSHARES CORPORATION ANNOUNCES
                                YEAR-TO-DATE LOSS

         Reston, VA, July 31 -- Millennium Bankshares Corporation (Nasdaq: MBVA) announced today that it will report a net loss for the six months ended June 30, 2002 of approximately $1.18 million or $0.32 per share on a diluted basis. Losses were discovered in preparing June 30, 2002 quarterly financial statements after the results of an internal audit. The Company will release second quarter financial statements and any restated prior period financial statements as soon as possible.

         As of June 30, 2002, the company had total assets of $282 million, stockholders' equity of $18.5 million, and book value per share of $4.97. In addition, in July 2002 the company raised an additional $8 million of capital in the form of a Trust Preferred issue.

         The losses are related to incorrect accounting entries made in connection with the Bank's mortgage operations and an unprofitable business venture that was concluded in the second quarter. Millennium will restate its unaudited results for the 1st quarter 2002 and is completing an internal analysis to determine whether earnings will be restated for prior periods with its auditors. The second quarter loss includes increased expenses that the Company has incurred in the opening of three new banking branches, including two branches in the Bank's Virginia Capital Region in Richmond and in the introduction of additional products and services to its customers.

         "We are well positioned to handle this charge and to continue to maintain our strong banking operations. We look forward to a long and successful future," said Chairman and Chief Executive Officer Carroll C. Markley. The board of directors has voted to authorize the repurchase of up to 250,000 shares of the Company's outstanding common stock over the next two years. The Company currently has 3,685,478 shares of its common stock outstanding.

         Millennium Bank, N.A. has four branch offices in Northern Virginia, with locations in Reston, Great Falls, and Herndon, and one branch office in the Bank's Capital Region. The bank's sixth branch office is scheduled to open in Colonial Heights, Virginia in September 2002.

         The Company cautions readers that the statements contained in this press release with respect to the Company's future business plans, operations, opportunities or prospects, including any factors that may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the risk factors described in the Company's Prospectus dated January 31, 2002, as filed with the Securities and Exchange Commission.


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